                                                                  EXHIBIT 10.120


                   [LOGO OF WOOD ROBERTS, LLC. APPEARS HERE]




                               WOOD ROBERTS, LLC.
                               Investment Banking

                          Louisiana Place, Suite 3150
                                 1201 Louisiana
                          Houston, Texas, U.S.A. 77002

                   Tel: (713) 751 9300 - Fax: (713) 751 9400



April 23, 1996

Mr. Jeffrey T. Wilson
President
Latex Resources, Inc.
4200 East Skelly Drive, Suite 1000
P.O. Box 702373
Tulsa, Oklahoma 74170

  Re: Potential Mergers with Alliance Resources and Great Western Resources

Dear Jeff,

Wood Roberts, LLC. has introduced Latex Resources, Inc. ("Latex") to Alliance Resources plc ("Alliance") and Great Western Resources, Inc. ("Great Western") as potential merger partners and is prepared to advise Latex in any subsequent negotiations with them on the following terms and conditions:

1. A Success Fee, payable by Latex upon the closing of any transaction, or upon the consummation of a business relationship, between Latex and Alliance, calculated according to the following formula: Five Percent (5%) of the first One million Dollars ($1,000,000), Four Percent (4%) of the next One million Dollars($1,000,000), Three Percent (3%) of the next One million Dollars ($1,000,000), Two Percent (2%) of the next One million Dollars ($1,000,000) and One percent (1%) of the value of the transaction or transactions in excess of Four million Dollars ($4,000,000), such value to be based on the value of oil and gas reserves and working capital (net of debt) of Alliance used in the transaction to determine the share of the combined enterprise that is obtained by Alliance shareholders; in addition to the cash Success Fee, Warrants, valid for six (6) years, to purchase common stock of the combined companies at a price per Latex share equivalent to the price per share used in the transaction, the number of Warrants to be determined by dividing that price per share into the cash Success Fee paid for the transaction involving Alliance;

2. For our services relative to the possible merger between Great Western and Latex (or Latex/Alliance), including advice and assistance to Latex (or Latex/Alliance) up to the signing of a Letter of Intent, or the equivalent thereof, to combine the businesses of the two parties, a Fee in the amount of Twenty thousand (20,OOO) Shares of Latex Resources, Inc. Common Stock, if the combination is between Latex and Great Western, or a Fee in the amount of ten thousand Dollars ($10,000), if the combination is between Latex/Alliance and Great Western, either fee payable by Latex on signing of a Letter of Intent;


 Reference 4.29 (ix)  Contacts: Brokerage or Finder's Agreements

April 23, 1996
Mr. Jeffrey T. Wilson
Page 2

3. A Success Fee, payable by Latex (or Latex/Alliance, as the case may be) upon the closing of any transaction, or upon the consummation of a business relationship, between Latex (or Latex/Alliance) and Great Western, calculated according to the following formula: Five Percent (5%) of the first One million Dollars ($1,000,000), Four Percent (4%) of the next One million Dollars ($1,O00,000), Three Percent (3%) of the next One million Dollars ($1,000,000), Two Percent (2%) of the next One million Dollars ($1,000,000) and One percent (1%) of the value of the transaction or transactions in excess of Four million Dollars ($4,000,000), such value to be based on the value of oil and gas reserves and working capital (net of debt) of Great Western used in the transaction to determine the share of the combined enterprise that is obtained by Great Western shareholders; in addition to the cash Success Fee, Warrants, valid for six (6) years, to purchase common stock of the combined companies at a price per Latex share, or Latex/Alliance share, as the case may be, equivalent to the price per share used in the transaction, the number of Warrants to be determined by dividing that price per share into the cash Success Fee paid for the transaction involving Great Western;

4. Reimbursement of Wood Roberts' travel and lodging and other expenses, as pre-approved by Latex (or Latex/Alliance), as related directly to the aforementioned transactions;

5. Wood Roberts undertakes to keep any documents, data or other information received by us from Latex (and Latex/Alliance) confidential; and

6. Latex undertakes to honor the provisions of this agreement with respect to any future transaction with Alliance and/or Great Western for a period of two years from the date of acceptance as noted below.


If the above is in accordance with your understanding please signify your acceptance by signing and dating one copy of this document in the spaces provided below and returning it to Wood Roberts, LLC. at the letterhead address.


Very truly yours,



/s/ John R. Martinson
John R. Martinson
Managing Director

ACCEPTED:
Latex Resources, Inc.


By: /s/ Jeffrey T. Wilson                          4/29/96
   ------------------------------------         -----------------------
    Jeffrey T. Wilson, President                     Date



 Reference 4.29 (ix)  Contacts: brokerage or Finder's Agreements